                                                                    EXHIBIT 99.1


                                                   CONTACT: Jim Bauer
                                                            Investor Relations
                                                            (678) 473-2647
                                                            jim.bauer@arrisi.com

                                 ARRIS ANNOUNCES
                           THIRD QUARTER 2005 RESULTS
                           AND FOURTH QUARTER GUIDANCE

SUWANEE, GA. (OCT 26, 2005) ARRIS (NASDAQ:ARRS), a global telecommunications technology leader, today announced updated preliminary and unaudited financial results for the third quarter 2005.

FINANCIAL HIGHLIGHTS:

     o Revenues were $201.0 million for the third quarter 2005, up $72.6 million, or 56.5%, over third quarter 2004 revenues of $128.4 million and up $38.8 million, or 23.9%, over second quarter 2005 revenues of $162.2 million.

     o Net income (loss) per diluted share for the third quarter was $0.18 as compared to $(0.04) in the third quarter 2004 and $0.08 in the second quarter 2005. Net income for the third quarter included $(0.02) per share of non-cash compensation expense associated with equity compensation recorded in accordance with SFAS123R. Excluding this compensation expense and other items detailed below (a non-GAAP measure) net income per diluted share for the third quarter was $0.20.

     o Gross margins were 27.4% in the third quarter 2005, as compared to 25.3% in the second quarter 2005.

     o Cash and cash equivalents at the end of the third quarter were $94.4 million, as compared to $97.2 million at the end of the second quarter.

     o Book-to-bill ratio was 1.04 in the third quarter, as compared to 0.86 in the third quarter of 2004 and compared to 1.27 in the second quarter of 2005.

     o Backlog increased more than 5% to $174.5 million in the third quarter from $166.8 million in the second quarter.

FINANCIAL DETAILS:

Revenues for the third quarter were $201.0 million with GAAP net income per diluted share of $0.18, inclusive of certain items described below. Revenues grew by $72.6 million, or 56.5%, and $38.8 million, or 23.9%, as compared to the third quarter 2004 and second quarter 2005, respectively. Through the first nine months of 2005, revenues were $499.1 million, up $138.5 million, or 38.4%, from the first nine months of 2004. Revenue growth during the first three quarters of

2005 has been driven by accelerating customer VoIP implementations and market acceptance of ARRIS' CMTS and high speed data products.

On a GAAP basis, net income (loss) was $18.8 million, or $0.18 per diluted share, in the third quarter 2005 as compared to the second quarter 2005 net income (loss) of $7.3 million, or $0.08 per diluted share, and as compared to the third quarter 2004 net income (loss) of $(3.7) million, or $(0.04) per diluted share. Included in the third quarter net income was $(2.6) million or $(0.02) per diluted share of non-cash compensation expense associated with equity compensation recorded in accordance with SFAS123R and amortization of intangibles and restructuring costs of $(0.2) million, or $(0.00) per diluted share. Year-to-date, GAAP net income (loss) was $29.5 million, or $0.31 per diluted share, compared to $(27.8) million, or $(0.33) per diluted share, for the first nine months of 2004. A reconciliation of our GAAP to our non-GAAP earnings per share is attached to this release and can also be found on the ARRIS website.

Broadband product revenues were $81.3 million in the third quarter, up $10.1 million, or approximately 14%, from the second quarter 2005 level of $71.2 million. Supplies & CPE product revenues were $119.7 million in the third quarter, up $28.7 million, or approximately 32%, compared to $91.0 million in the second quarter 2005. International sales were $52.3 million in the third quarter, as compared to $44.0 million in the second quarter 2005. Backlog at the end of the third quarter was $174.5 million, up approximately 5% as compared to $166.8 million at the end of the second quarter 2005. Bookings in the third quarter 2005 were $208.6 million as compared to $206.4 million in the second quarter 2005. The book-to-bill ratio in the third quarter was approximately 1.04, compared to 1.27 in the second quarter 2005.

Gross margins in the third quarter 2005 of 27.4% increased from second quarter 2005 margins of 25.3%, primarily as a result of the success of cost reduction activities, including lower air transportation costs required to meet customer demand. Worldwide E-MTA demand continued robustly with sales of 863,000 units in the quarter as compared to 567,000 units in the second quarter of 2005. Gross margins in the Supplies & CPE category were 22.2% in the third quarter 2005 as compared to 15.0% in the second quarter of 2005. Gross margins of Broadband products were 34.9% in the third quarter as compared to 38.5% in the second quarter 2005 and reflect higher inventory reserves recorded in the quarter related to first generation C4 CMTS product.

Operating expenses were $36.3 million in the third quarter 2005 as compared to $32.0 million for the second quarter 2005. Research and development costs included in operating expenses were $16.0 million in the third quarter 2005 as compared to $14.3 million in the second quarter 2005. The Company had a foreign exchange loss of $0.3 million in the third quarter 2005 as compared to a gain of $1.1 million in the second quarter 2005.

The Company ended the third quarter 2005 with $94.4 million of cash and cash equivalents, down from $97.2 million at the end of the second quarter 2005. Approximately $7.0 million of cash was used for operating activities in the third quarter, predominantly to fund both an increase in accounts receivable resulting from higher quarter over quarter sales and higher inventory purchases. Inventory and turns at the end of the third quarter 2005 were $90.1 million and 6.8, respectively, as compared to $80.9 million and 6.2, respectively, for the second quarter 2005. Accounts receivable ended the third quarter 2005 at $95.8 million with DSOs of 42, compared to $87.9 million and DSOs of 43 at the end of the second quarter 2005.

"In the past quarter we saw both domestic and international demand increase for our market leading voice and data products," said Bob Stanzione, ARRIS Chairman & CEO. "I am most pleased with the acceptance of ARRIS products by several new customers and the announced plans by our customers to ramp their VoIP rollouts into new markets in 2006 and beyond. Our ability to provide new features and to offer excellent product support differentiates ARRIS products. In addition, our R&D investments in future technologies such as IP Video and wide band data service offerings position us well for where the industry is going. Demand for bandwidth continues to accelerate as new applications and competitive forces are requiring transmission speeds that were not envisioned just a few years ago."

During the third quarter the Company announced a number of new customer deployments of ARRIS products. Specifically, top ten MSO, CableOne, selected the ARRIS EMTA and CMTS products for their VoIP deployments while the third largest MSO, Cox Communications, approved the Cadant C3 CMTS for deployment in its networks. In addition, Bresnan Communications is utilizing ARRIS EMTAs in its four state operating region for phone service, and most recently, US Cable Group selected the ARRIS carrier grade Cadant C4 CMTS outfitted with the new dense 2 downstream by 12 upstream Cable Access Modules (CAMs) to deploy High Speed Data service in its markets.

"We are very pleased with the significant sequential and year over year improvements in both sales and earnings posted during the third quarter of 2005 However, we have very recently seen forecast changes from some of our customers for the fourth quarter as they continue to manage their year-end inventory levels. As a result, we have adjusted our preliminary revenue guidance for the fourth quarter 2005 to be in the range of $180 to $190 million. Due to expected improvements in margins, we still anticipate that net income per diluted share, on a U.S. GAAP basis, will be in the range of $0.15 to $0.18, inclusive of approximately $(0.03) per diluted share of stock compensation expense and amortization of intangibles" said David Potts, ARRIS EVP & CFO.

ARRIS management will conduct a conference call at 8:30am EDT on Thursday, October 27, 2005 to discuss these results in detail. You may participate in this conference call by dialing (877) 691-0879 prior to the start of the call and providing the ARRIS Group, Inc. name and Jim Bauer as the moderator. Please note that ARRIS will not accept any calls related to this earnings release during the period between the 6:30pm EDT release on October 26, 2005 and the completion of the scheduled conference call on October 27, 2005. A replay of the conference call can be accessed through Tuesday, November 1, 2005 by dialing (877) 519-4471 and using the PIN #6548282. A replay also will be made available for a period of 12 months following the conference call on ARRIS' website at www.arrisi.com.

ARRIS provides broadband local access networks with innovative next generation high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS' complete solutions enhance the reliability and value of converged services from the network to the subscriber. Headquartered in Suwanee, Georgia, U.S.A., ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS' products and services can be found at www.arrisi.com.

Forward-looking statements:

Statements made in this press release, including those related to:

     o   fourth quarter 2005 revenues and net income per diluted share; and

     o   the general market outlook;

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

     o projected results for the fourth quarter 2005 as well as the general outlook for 2005 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management's control;

     o because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

     o several of the substantial participants in our industry, including some of our customers, are in a weakened financial condition which could directly or indirectly cause a reduced demand for our products or other unexpected consequences, additionally, we cannot be certain if or when the general uncertainty in our industry will stabilize or improve.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company's business. Additional information regarding these and other factors can be found in ARRIS' reports filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

                                    # # # # #

                                ARRIS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                   SEPTEMBER 30,     JUNE 30,       MARCH 31,      DECEMBER 31,
                                                      2005             2005           2005             2004
                                                   (UNAUDITED)      (UNAUDITED)    (UNAUDITED)
                                                   ------------    ------------    ------------    ------------

ASSETS

Current assets:
  Cash and cash equivalents                        $     94,444    $     97,194    $     26,546    $     25,072
  Short-term investments                                     --              --          81,400          78,000
  Restricted cash                                         4,053           4,037           4,025           4,017
  Accounts receivable, net                               95,791          87,900          63,938          55,661
  Other receivables                                         887             288             400             420
  Inventories, net                                       90,122          80,869          76,249          92,636
  Other current assets                                   20,198           6,700           9,310           9,416
                                                   ------------    ------------    ------------    ------------
    Total current assets                                305,495         276,988         261,868         265,222

Property, plant and equipment, net                       26,483          26,351          26,217          27,125
Goodwill                                                150,569         150,569         150,569         150,569
Intangibles                                               1,138           1,356             884           1,672
Investments                                               3,347           3,223           4,450           3,620
Other assets                                                395             399           2,210           2,470
                                                   ------------    ------------    ------------    ------------
                                                   $    487,427    $    458,886    $    446,198    $    450,678
                                                   ============    ============    ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                   $     25,602    $     30,863    $     30,922    $     30,640
Accrued compensation, benefits and related taxes         16,083           9,927           6,990          14,845
Current portion of long-term debt                            --              --              --              --
Other accrued liabilities                                29,828          29,879          30,881          32,111
                                                   ------------    ------------    ------------    ------------
    Total current liabilities                            71,513          70,669          68,793          77,596
Long-term debt, net of current portion                       --              --          75,000          75,000
Other long-term liabilities                              16,683          17,211          16,996          16,781
                                                   ------------    ------------    ------------    ------------
                                                         88,196          87,880         160,789         169,377

Stockholders' equity:
  Preferred stock                                            --              --              --              --
  Common stock                                            1,065           1,053             873             889
  Capital in excess of par value                        727,249         727,096         644,891         644,838
  Unearned compensation                                      --          (8,112)         (3,939)         (4,566)
  Unrealized holding gain on marketable securities          975             838             742             706
  Unfunded pension losses                                (3,345)         (3,345)         (3,345)         (3,345)
  Accumulated deficit                                  (327,520)       (346,340)       (353,629)       (357,038)
  Unrealized gain on derivatives                            991              --              --              --
  Cumulative translation adjustments                       (184)           (184)           (184)           (183)
                                                   ------------    ------------    ------------    ------------
    Total stockholders' equity                          399,231         371,006         285,409         281,301
                                                   ------------    ------------    ------------    ------------
                                                   $    487,427    $    458,886    $    446,198    $    450,678
                                                   ============    ============    ============    ============

                                   ARRIS GROUP, INC.
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS, EXCEPT SHARE DATA)
                                      (UNAUDITED)


                                                                ------------------------------      ------------------------------
                                                                    FOR THE THREE MONTHS                 FOR THE NINE MONTHS
                                                                     ENDED SEPTEMBER 30,                 ENDED SEPTEMBER 30,
                                                                ------------------------------      ------------------------------
                                                                    2005              2004              2005              2004
                                                                ------------      ------------      ------------      ------------

Net sales                                                       $    200,957      $    128,409      $    499,082      $    360,574
Cost of sales                                                        145,979            92,663           366,230           248,182
                                                                ------------      ------------      ------------      ------------
  Gross profit                                                        54,978            35,746           132,852           112,392
  Gross profit %                                                        27.4%             27.8%             26.6%             31.2%
Operating expenses:
Selling, general, and administrative expenses                         19,915            17,122            54,158            53,161
  Provision for doubtful accounts                                        155               621              (355)              917
  Research and development expenses                                   15,954            14,839            45,091            47,339
  Restructuring and impairment charges                                    34                56               430             7,107
  Amortization of intangibles                                            218             6,206               993            24,055
                                                                ------------      ------------      ------------      ------------
                                                                      36,276            38,844           100,317           132,579
                                                                ------------      ------------      ------------      ------------
Operating income (loss)                                               18,702            (3,098)           32,535           (20,187)
Other expense (income):
  Interest expense                                                        11             1,022             2,033             3,667
  Loss (gain) on debt retirement                                          --                --             2,372             4,406
  Loss (gain) on investments and notes receivable                        (60)              150               (60)            1,589
  Equity in losses of unconsolidated affiliate                            --                --                75                --
  Loss (gain) on foreign currency                                        288              (235)              145               (96)
  Other (income) expense, net                                           (694)             (325)           (1,733)             (834)
                                                                ------------      ------------      ------------      ------------
Income (loss) from continuing operations before income taxes          19,157            (3,710)           29,703           (28,919)
Income tax expense (benefit)                                             307                38               242                84
                                                                ------------      ------------      ------------      ------------
Net income (loss) from continuing operations                          18,850            (3,748)           29,461           (29,003)
Income (loss) from discontinued operations                               (30)               42                56             1,213
                                                                ------------      ------------      ------------      ------------
  Net income (loss)                                             $     18,820      $     (3,706)     $     29,517      $    (27,790)
                                                                ============      ============      ============      ============

Net income (loss) per common share - basic:
  Income (loss) from continuing operations                      $       0.18      $      (0.04)     $       0.31      $      (0.34)
  Income (loss) from discontinued operations                           (0.00)             0.00              0.00              0.01
                                                                ------------      ------------      ------------      ------------
  Net income (loss)                                             $       0.18      $      (0.04)     $       0.31      $      (0.33)
                                                                ============      ============      ============      ============

Net income (loss) per common share - diluted:
  Income (loss) from continuing operations                      $       0.18      $      (0.04)     $       0.31      $      (0.34)
  Income (loss) from discontinued operations                           (0.00)             0.00              0.00              0.01
                                                                ------------      ------------      ------------      ------------
  Net income (loss)                                             $       0.18      $      (0.04)     $       0.31      $      (0.33)
                                                                ============      ============      ============      ============

Weighted average common shares:
  Basic                                                              104,434            87,347            93,768            84,440
                                                                ============      ============      ============      ============
  Diluted                                                            107,042            87,347            95,335            84,440
                                                                ============      ============      ============      ============

                                ARRIS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                           FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                                            ENDED SEPTEMBER 30,            ENDED SEPTEMBER 30,
                                                                       ------------    ------------    ------------    ------------
                                                                           2005            2004            2005            2004
                                                                       ------------    ------------    ------------    ------------

OPERATING ACTIVITIES:
        Net income (loss)                                              $     18,820    $     (3,706)   $     29,517    $    (27,790)
        Adjustments to reconcile net income (loss) to net cash
        provided by (used in) operating activities:
            Depreciation                                                      2,430           2,486           7,528           7,812
            Amortization of intangibles                                         218           6,206             993          24,055
            Stock compensation expense                                        2,611             620           4,341           2,244
            Amortization of deferred finance fees                                --             153             305             537
            Provision for doubtful accounts                                     155             621            (355)            917
            Loss (gain) on disposal of fixed assets                              --               2             131              97
            Loss on investments and notes receivable                             --             150              --           1,589
            Loss on debt retirement                                              --              --           2,372           4,406
            Impairment of long-lived assets                                      --              --             291              --
            Loss from equity investment                                          --              --              75              --
            Loss (gain) on discontinued product lines                            30             (42)            (56)         (1,213)
            Loss (gain) on derivative instrument                                564              25            (666)             25
        Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
            Accounts receivable                                              (8,046)         (1,769)        (39,525)         (9,113)
            Other receivables                                                  (599)         (1,005)           (467)         (1,542)
            Inventory                                                        (9,253)        (13,749)          2,824          (9,720)
            Accounts payable and accrued liabilities                           (711)          9,764          (6,903)         26,230
            Other, net                                                      (13,172)         (1,278)         (9,478)         (6,166)
                                                                       ------------    ------------    ------------    ------------
                NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES          (6,953)         (1,522)         (9,073)         12,368

INVESTING ACTIVITIES:
        Purchases of property, plant, and equipment                          (2,703)         (2,944)         (7,586)         (7,183)
        Cash proceeds from sale of property, plant, and equipment                --              --              40              --
        Cash paid for acquisition, net of cash acquired                          --              --             (89)            (50)
        Purchases of available-for-sale securities                               --         (10,000)         (5,000)        (89,750)
        Disposals of securities                                                  32           9,750          83,032          39,750
        Other                                                                                                 (259)              --
                                                                       ------------    ------------    ------------    ------------
                NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES          (2,671)         (3,194)         70,138         (57,233)

FINANCING ACTIVITIES:
        Payments on capital lease obligations                                    --              --              --             (14)
        Payments on debt obligations                                             --              --              --          (1,163)
        Proceeds from issuance of common stock and other                      6,874             (16)          8,307           7,025
                                                                       ------------    ------------    ------------    ------------
                NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES           6,874             (16)          8,307           5,848

                NET INCREASE IN CASH AND CASH EQUIVALENTS                    (2,750)         (4,732)         69,372         (39,017)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                             97,194          40,597          25,072          74,882
                                                                       ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $     94,444    $     35,865    $     94,444    $     35,865
                                                                       ============    ============    ============    ============

                                ARRIS GROUP, INC.
                      SUPPLEMENTAL EARNINGS RECONCILIATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                ----------------------------   ----------------------------
                                                          Q1 2005                        Q2 2005
                                                ----------------------------   ----------------------------
                                                                PER DILUTED                    PER DILUTED
                                                   AMOUNT          SHARE **       AMOUNT         SHARE **
                                                ------------    ------------   ------------    ------------
Net income (loss)                               $      3,408    $       0.04   $      7,289    $       0.08

Highlighted items:
  Impacting gross margin:
    Stock compensation *                                  31              --             82              --
  Impacting operating expenses:
    Impairment of long-lived assets                      291              --             --              --
    Restructuring charges - adjustments to
      existing accruals                                  (93)             --            198              --
    Amortization of intangibles                          557            0.01            218              --
    Stock compensation *                                 522            0.01          1,095            0.01

  Impacting other expenses:
    Gain on investment                                    --              --             --              --
    Loss on debt retirement                               --              --          2,372            0.03

  Impacting discontinued operations:
    Restructuring charges - adjustments to
      existing accruals                                  (10)             --            (76)             --

                                                ------------    ------------   ------------    ------------
Total highlighted items                                1,298            0.01          3,889            0.04
                                                ------------    ------------   ------------    ------------
Net income (loss) excluding highlighted items   $      4,706    $       0.05   $     11,178    $       0.12
                                                ============    ============   ============    ============

Weighted average common shares - diluted                              90,497                         91,356
                                                                ============                   ============




                                                 ----------------------------   ----------------------------
                                                           Q3 2005                        YTD 2005
                                                 ----------------------------   ----------------------------
                                                                 PER DILUTED                    PER DILUTED
                                                    AMOUNT         SHARE **        AMOUNT         SHARE **
                                                 ------------    ------------   ------------    ------------
Net income (loss)                                $     18,820            0.18   $     29,517    $       0.31

Highlighted items:
  Impacting gross margin:
    Stock compensation *                                  136              --            249              --
  Impacting operating expenses:
    Impairment of long-lived assets                        --              --            291              --
    Restructuring charges - adjustments to
      existing accruals                                    34              --            139              --
    Amortization of intangibles                           218              --            993            0.01
    Stock compensation *                                2,475            0.02          4,092            0.04

  Impacting other expenses:
    Gain on investment                                    (60)             --            (60)             --
    Loss on debt retirement                                --              --          2,372            0.02

  Impacting discontinued operations:
    Restructuring charges - adjustments to
      existing accruals                                    30              --            (56)             --

                                                 ------------    ------------   ------------    ------------
Total highlighted items                                 2,833            0.03          8,020            0.08
                                                 ------------    ------------   ------------    ------------
Net income (loss) excluding highlighted items    $     21,653    $       0.20   $     37,537    $       0.39
                                                 ============    ============   ============    ============

Weighted average common shares - diluted                              107,042                         95,335
                                                                 ============                   ============





**   Per diluted share amounts may not total due to rounding.


* ARRIS adopted SFAS 123R effective July 1, 2005. Prior to the adoption date, the provisions of APB 25 were followed. In the periods before Q3 2005, the Company recorded compensation expense related to restricted stock and options subject to variable accounting. To provide better comparative information, the historic compensation expenses have been highlighted.




ARRIS believes that presenting net income (loss) and related per share amounts adjusted for the items detailed above provides meaningful information that will allow investors to more easily understand ARRIS' financial performance and compare its period-to-period results. With respect to stock compensation expense, ARRIS adopted SFAS 123R effective July 1, 2005, as a result of which ARRIS will record non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants this non-cash compensation expense may vary significantly. With respect to loss on debt retirement, the call for redemption of ARRIS' outstanding convertible notes in May 2005 resulted in a non-cash charge due to an interest "make-whole" payment triggered by the call. With respect to amortization of intangibles, the intangibles being amortized relate to our most recent acquisitions and will not recur. Similarly, the impairment of long-lived assets, restructuring charge adjustments and gain on investment reflect items that, although they or similar items might recur, are of a nature and magnitude that identifying them separately provides that investors with a greater ability to project ARRIS' future performance. As importantly, in assessing operating performance and preparing budgets and forecasts, ARRIS' management considers performance after making these adjustments and believes that providing investors with the same information provides greater transparency and insight into management's analysis. ARRIS expects to continue providing similar information in the future with schedules reconciling the differences between GAAP and non-GAAP financial measures.